Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HomeStreet, Inc.:

We consent to the use of our report dated March 15, 2013, except as to Note 20, with respect to the consolidated statement of financial condition of HomeStreet, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

May 29, 2014